April 29, 2015                                            Exhibit 99.1
Park National Corporation appoints McConnell Director Emeritus and elects Hupp and Sloat to board of directors

NEWARK, Ohio – After 55 years of service to Park National Corporation (Park), Past Chairman William T. McConnell was named director emeritus for Park National Corporation’s board of directors at Park’s annual shareholder meeting on April 27, 2015. The board also officially expressed its deep respect and gratitude by adopting a resolution in recognition of McConnell’s extraordinary service to the organization. He has been a director of The Park National Bank since 1977 and a director of Park National Corporation since 1987.

McConnell began his career at The Park National Bank in 1960, and quickly advanced through Park’s leadership ranks. In 1979, he was elected president of The Park National Bank, and added chief executive officer (CEO) to his title in 1983. Beginning in 1985, he initiated Park’s expansion to other Ohio markets. In 1987, he became president and CEO of Park National Corporation. He served as chairman and CEO of Park National Corporation from 1994 to 1999, retained his position as chairman until 2005, and served as chairman of the executive committee until 2014.

Under McConnell’s leadership, Park received many accolades, including recognition in 1998 as the fifth best mid-sized bank in the United States (US Banker Magazine). He was elected by his industry peers to be president of the state bank association in 1981. He was elected to lead the American Bankers Association in 1997, bringing considerable honor and prestige to Park.
In December, 2010, McConnell received the Ohio Bankers League Pioneer in Banking Award. Mike Van Buskirk, Ohio Bankers League president and chief executive officer, said, “Bill McConnell is credited by many around the country for developing and proving the concept of what has become known as the super community bank. Growing Park into an Ohio banking leader, he understood the critical importance of the most basic building block - people. Recruiting and developing people with real ability were hallmarks of his leadership.”
Upon announcing McConnell’s pending retirement, Park Chairman C. Daniel DeLawder said, “After 55 years of service to the Park National organization, we want to express our profound gratitude for all that Bill has given us. He is a man of impeccable integrity, quick witted and smart as a whip. Bill’s forward-thinking style and superb leadership shaped this organization into what it is today. Individuals here at Park National, within our larger community and those exposed to the broader role he played within our industry at the state and national level have relied on his counsel and benefitted from his support. It’s an honor to call him a friend.”
Park President and CEO David L. Trautman echoed those sentiments and shared this statement from Park’s 2014 annual report - “Unmatched, unparalleled, unequaled…Bill McConnell.”
Julie Sloat and Alicia Sweet Hupp join Park Board
Park’s board also elected two new directors at its annual meeting. “We are very excited to welcome Julie Sloat and Alicia Sweet Hupp to our board,” Trautman said. “Julie brings extensive experience from her position in Columbus serving one of our nation’s largest public utility companies. Her skills will be a great asset to Park and her dedication to community involvement fits perfectly within our culture.”
“As a board member for one of our largest affiliate banks, Alicia is already familiar with our brand and values,” Trautman continued. “Her proven talent for leadership and deep understanding of successful business operations will be a highly valuable viewpoint added to the Park board, and we look forward to working with her more closely in the future.”

Julie Sloat is senior vice president and treasurer, responsible for American Electric Power’s treasury, trusts and investment activities. She was elected to the Park board of directors for a three-year term. Sloat’s leadership experience at AEP includes corporate finance, treasury operations, regulatory case management, strategic initiatives, economic forecasting, and credit risk management. She also served as vice president of corporate finance and investor relations at Tween Brands Inc. and has several years of experience in the both the banking and investment management industries.

Sloat earned both a bachelor’s degree and master’s degree in business administration from The Ohio University. In the community she serves as board member for Goodwill Columbus, is an Executive Champ for the AEP Peloton, and served as a board member for Girl Scouts of Ohio’s Heartland from 2009 to 2015.

Alicia Sweet Hupp is president and chief executive officer of Sweet Manufacturing Company, which was founded in 1955 in Springfield, Ohio. She officially accepted leadership of her family’s growing company in 1996, and was instrumental in advancing the company’s international sales operations. She was elected to the Park board of directors for a two-year term. Since 2012, Hupp has served on the advisory board for Security National Bank, a division the Park National Bank. She earned a bachelor's degree in business administration from Wittenberg University and now serves on the university's board of directors. She is also a board member for the Clark County Chamber of Commerce.

About Park National Corporation
Headquartered in Newark, Ohio, Park National Corporation had $7.3 billion in total assets (as of March 31, 2015). The Park organization principally consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions, which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, and The Park National Bank of Southwest Ohio & Northern Kentucky Division; and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). The Park organization also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.
Media contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Investor contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com